EXHIBIT 11
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                               GENERAL MILLS, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                      (In Millions, Except per Share Data)


                               Thirteen Weeks Ended     Thirty-Nine Weeks Ended
                             February 28, February 22, February 28, February 22,
                                  1999       1998          1999        1998
                                ---------  ---------     ---------   ---------

Net Earnings                     $141.1     $131.1        $429.7      $330.0
                                 ======     ======        ======      ======


Average Number of Common
     Shares - Basic EPS (a)       153.6      158.3         153.5       158.7

Incremental Share Effect from:

  -Stock options (b)                4.8        4.4           3.9         4.1

  -Restricted stock, stock rights
     and puts                         -         .1            .1          .1
                                  -------     ------       ------     ------


 Average Number of Common Shares -
   Diluted EPS                    158.4      162.8         157.5       162.9
                                  ======     ======       ======      ======

Earnings per Share - Basic       $  .92     $  .83        $ 2.80      $ 2.08
                                  =======   =======       ======      ======

Earnings per Share - Assuming
     Dilution                    $  .89     $  .81        $ 2.73      $ 2.03
                                  ======    ======        ======      ======


Notes to Exhibit 11:

(a)Computed as weighted average of net shares outstanding on stock-exchange trading days.

(b) Incremental shares from stock options are computed by the "treasury stock" method. This method first determines the number of shares issuable under stock options that had an option price below the average market price for the period, and then deducts the number of shares that could have been repurchased with the proceeds of options exercised.
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